UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

375 Northridge Road, Suite 330
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2014, Roberts Realty Investors, Inc. obtained the Land Disturbance Permit for its Bradley Park property. The Land Disturbance Permit is a critical and essential entitlement for the property. The issuance of a Land Disturbance Permit is a significant milestone because it provides us with the necessary approvals of our site plan, traffic controls, water quality and water detention facilities, the clearing and grading of the property, the installation of the underground water and sewer lines, along with all other site and infrastructure work. Bradley Park is a 22-acre site near the GA-400 and Highway 20 interchange, permitted for 152 multifamily units. The property is in Forsyth County, Georgia, which is ranked as America’s 7th fastest growing county by Forbes magazine. Bradley Park is located in close proximity to the Northside Hospital - Forsyth complex, which employs more than 2,200 physicians and 1,800 employees. During the past year, we have designed the Bradley Park apartments and successfully completed the sketch plat review process required by Forsyth County. The new sketch plat was approved at a public hearing by the Forsyth County Board of Commissioners on November 7, 2013. In addition to our Land Disturbance Permit, we have also received approval from the U.S. Army Corps of Engineers for our Creek Crossing Permit. We are currently completing the final architectural design drawings to enable us to apply for our building permits prior to May 30, 2014.

As previously disclosed, we have renewed our $3,000,000 Bradley Park land loan and extended its maturity date to April 1, 2015.  The renewed loan requires monthly interest only payments at an interest rate equal to 350 basis points over the 30-day LIBOR rate, with an interest rate floor of 4.75%.

On April 17, 2014, we retained Jones Lang LaSalle, a global full service real estate firm, to market and sell our North Springs transit-oriented, mixed-use property. The North Springs property is a 10-acre site located on Peachtree Dunwoody Road across the street from the North Springs rail station in Sandy Springs. The Perimeter Center/Sandy Springs market is one of the most dynamic markets in the southeastern United States. Perimeter Center is Atlanta’s largest employment center outside of downtown Atlanta and includes approximately 29 million square feet of office and retail space. The area currently has over 123,000 jobs with major employers such as UPS, AT&T Mobility, State Farm, Cox Enterprises, Newell Rubbermaid, Axiall, InterContinental Hotels Group, First Data, AFC Enterprises and Arby’s Restaurant Group, Inc., all of which have a headquarters located in this area. Just south of the Perimeter Center/Sandy Springs business district is a major medical center anchored by Northside Hospital, Emory Saint Joseph’s Hospital, and Children’s Healthcare of Atlanta – Scottish Rite. The North Springs property is zoned for a mixed-use development consisting of 356 multifamily units, 210,000 square feet of office space, and 56,000 square feet of retail space. We believe the current market and demand for a transit-oriented, mixed-use site like North Springs provides us with an excellent opportunity to sell this asset.  At the closing of the sale of the North Springs property, Jones Lang LaSalle would be paid a commission of 3% of the sales price of the North Springs property and the termination date of the listing agreement is October 15, 2014.

Consistent with our previous disclosure, we continue to pursue and work on strategic alternatives that would enhance shareholder value through a sale, merger, or other business combination. We remain in active discussions with several companies that have expressed a desire to become a public company through a transaction with Roberts Realty. As of the filing date of this report, we have not entered into any definitive agreement for such a transaction.

In addition, we expect to begin acquiring existing well-located Class B apartment communities in the southeastern United States that can be upgraded and repositioned in their respective markets. We anticipate funding these acquisitions through joint ventures with pension funds, life insurance companies, hedge funds, foreign investors or other institutional investors. We are also seeking multifamily apartment owners interested in contributing their apartment communities to the company in exchange for operating partnership units thereby providing the apartment owners with certain tax and estate planning benefits.

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to our intent, belief, or expectations regarding our pursuit of strategic alternatives, including a possible sale or merger of the company, the acquisition of existing multifamily apartment communities, the sale of the North Springs property, and the development and construction of our Bradley Park multifamily apartment community.  These statements involve a number of known and unknown risks, uncertainties, and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those forward-looking statements, including the availability of debt and equity financing for such activities, the precise timing of the commencement of construction of Bradley Park, the sale of the North Springs property and uncertainties associated with our evaluation of strategic alternatives.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information about other risks and uncertainties that we face, please see the section in our most recent annual report on Form 10-K entitled “Risk Factors.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: April 21, 2014	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer